EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
First Quarter 2019 Conference Call
May 3, 2019
10 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the first quarter of 2019 and to update you on recent developments. On the call today will be: Douglas Kessler, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 2, 2019 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter of 2019 with the first quarter of 2018.

I will now turn the call over to Douglas Kessler. Please go ahead, sir.

Introduction - Douglas Kessler

Good morning and thank you for joining us to discuss Ashford Hospitality Trust’s first quarter results. I want to begin by providing an update on the success we are having with our ERFP initiative with Ashford Inc. Then, I will review our financial results and other items.

Given our approximately 17% insider ownership of Ashford Trust, we believe we have tremendous alignment with our shareholders, which encourages us to think and act like owners. Our strategies throughout our 16-year history have consistently focused on ways to create shareholder value. Many of our diligent efforts have been economically transformational and successful over the years. We believe that the ERFP is one of these initiatives and will provide meaningful benefits to improve our competitive position as well as increase shareholder value.

As we have discussed previously, pursuant to the ERFP initiative, Ashford Inc. has committed to provide $50 million to the Company on a programmatic basis, equating to approximately 10% of each new investment’s acquisition price, to be used for the purchase of FF&E at properties owned by the Company. We believe the ERFP has the opportunity to significantly improve returns on hotel acquisitions. The attractiveness of the ERFP is to make good deals, great deals. Since establishing the ERFP, we have already completed $406 million of high-quality acquisitions that have utilized the program, which equates to approximately 80% committed utilization of the pledged $50 million of ERFP funding. To date, we have received approximately $21 million of the $40.6 million that Ashford Inc. has committed to provide us for the four acquisitions under the ERFP.

In January, we acquired the Embassy Suites New York Midtown Manhattan for $195 million. In connection with this acquisition, Ashford Inc. committed to provide us with approximately $19.5 million under the terms of the ERFP. We expect this newly-constructed, 41-story hotel, ideally located near Bryant Park and Times Square, to benefit from being the only Embassy Suites in the dynamic Manhattan market. Additionally, as our first direct hotel investment in New York City, we believe the recent positive changes in Manhattan’s hotel metrics point to favorable timing of this addition to our portfolio. While this property is still ramping up operations, having only recently opened in early 2018, the hotel performed exceptionally well during the first quarter. In March, the hotel’s penetration index already achieved our underwriting target for the year. Looking ahead, we believe there is significant upside at the property.

Additionally, in February, we purchased the Hilton Santa Cruz/Scotts Valley in Santa
Cruz, California for $50 million. Our latest acquisition to take advantage of the ERFP has an attractive location near the expanding tech market in San Jose and just minutes from Santa Cruz, one of Northern California’s most desirable beach communities. This property also benefits from being the only full-service, Hilton-branded asset in the Santa Cruz market. The acquisition was partially funded by the issuance of approximately 1.5 million OP Units. The OP Units were issued at a price of $7.00 per unit, which reflects an approximate 23% premium to yesterday’s stock price. We also assumed a $25.3 million mortgage loan that bears interest at a fixed rate of 4.7% and matures in March of 2025. In conjunction with this transaction, Ashford Inc. provided us with $5 million as part of the ERFP. Year to date the hotel’s penetration index has already grown 2.8 percentage points and we are enthusiastic about the future performance of this asset.

We believe these acquisitions are highly favorable investments on their own. However, with the ERFP, the projected returns should be even greater. I can assure you that our underwriting efforts continue to be focused, diligent, and with the same high standards to improve our portfolio with the best assets for the best value. We strongly believe that the ERFP provides us not only with a competitive advantage, but it is also structured to enhance shareholder value.

Let me now turn to our first quarter performance. Our Actual RevPAR for all hotels for the quarter increased 2.1%, while Comparable RevPAR for all hotels increased 1.9%. For the first quarter, Comparable RevPAR for hotels not under renovation increased 2.7%. For the first quarter, we reported AFFO per share of $0.26 and adjusted EBITDAre of $100.5 million.

As for our balance sheet, we believe in the benefits of an appropriate amount of non-recourse leverage to enhance equity returns. We also believe that having floating rate debt has several benefits, including flexibility as well as being a natural hedge against our cash flows. Over the past couple of years, we have been very active in refinancing a majority of our existing loans both to improve the spreads compared to the prior loan terms and to extend our maturities. To that end, during the quarter, we refinanced a mortgage loan on the Renaissance Nashville and Westin Princeton with a new loan that totaled $240 million and has a lower spread than the previous loan. Deric will provide more information on that refinancing shortly. With all of our recent financing activity, we now have an attractive, well-laddered maturity schedule.

We also seek to maintain a high cash and cash equivalents balance between 25% and 35% of our equity market capitalization for financial flexibility. We note that this excess cash balance can provide a hedge during uncertain economic times, as well as the requisite funds to capitalize on attractive investment opportunities as they arise. As of the first quarter of 2019, our net working capital totaled $359 million, equating to approximately $2.89 per share, which represents a significant 51% of our current share price as of yesterday’s close.

We also continue to make progress on our investor outreach efforts, including organizing and hosting a Key West market tour in April that included several of our REIT peers’ properties and management teams. The event was very well attended by investors and analysts. During the remainder of 2019, we will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Ashford Trust. We look forward to speaking with many of you during upcoming events.

Looking ahead, we have a high-quality, well-diversified portfolio, and we remain focused on accretive transactions as well as proactive asset management initiatives. We are committed to maximizing value for our shareholders as we focus on generating solid operating performance, continuing to seek investment opportunities, and efficiently managing our balance sheet.

I will now turn the call over to Deric to review our first quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Douglas.

For the first quarter of 2019, we reported a net loss attributable to common stockholders of $48.7 million, or $0.49 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.26.

Adjusted EBITDAre totaled $100.5 million for the quarter.

At the end of the first quarter, we had $4.2 billion of mortgage loans with a blended average interest rate of 5.7%. Our loans were 9% fixed rate and 91% floating rate. All of our loans are non-recourse, and we have a well-laddered maturity schedule. Interest rate caps are in place for virtually all of our floating rate loans. Including the market value of our equity investment in Ashford Inc., we ended the quarter with net working capital of $359 million.

As of March 31, 2019, our portfolio consisted of 121 hotels with 25,552 net rooms.

Our share count at quarter end stood at 124.0 million fully diluted shares outstanding, which is comprised of 102.2 million shares of common stock and 21.9 million OP units.

With regard to dividends, the Board of Directors declared a first-quarter 2019 cash dividend of $0.12 per share, or $0.48 on an annualized basis. Based on yesterday's stock price, this represents a 8.5% dividend yield, among the highest in the hotel REIT space.

On the capital markets front, during the quarter, we refinanced our Aareal Capital Nashville/Princeton mortgage loan with an existing outstanding balance totaling approximately $178 million and a final maturity date in June 2022. The new loan totals $240 million and has a two-year initial term with five one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 2.75%. The loan remains secured by the same two hotels: the Renaissance Nashville in Nashville, TN and the Westin Princeton in Princeton, NJ.

In January, in connection with the acquisition of the Embassy Suites Manhattan, we entered into a $145 million non-recourse mortgage loan. The loan has a three-year initial term with two one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only with a rate of LIBOR + 3.90%.

In connection with the closing of the Hilton Santa Cruz/Scotts Valley acquisition, we assumed an existing non-recourse mortgage with a balance of approximately $25.3 million. The loan bears interest at a fixed rate of 4.7% and matures in March of 2025.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio grew 1.9% during the first quarter of 2019. Comparable RevPAR for those hotels not under renovation grew 2.7%. This growth represents a 180 basis-point gain and a 40 basis-point gain relative to the upper upscale class nationally and the total United States, respectively. During the first quarter, Comparable Hotel EBITDA grew $2.3 million, or 2.1%. The government shutdown at the beginning of the quarter impacted January and February, leading to approximately $1.3 million less in revenue. Easter occurring later in April 2019 benefitted March this year relative to 2018.

In January, we acquired the recently-opened 310-room Embassy Suites New York Midtown Manhattan. Following its opening in January 2018, the hotel’s performance has continued to ramp due in large part to its proximity to the Hudson Yards redevelopment, Times Square, Penn Station, and Bryant Park. It is also the only Embassy Suites hotel in Manhattan. As I have highlighted in the past, our property manager, Remington, has a strong track record of driving results following our acquisition of both independent and franchised hotels, and this hotel has not been an exception as comparable RevPAR during the first quarter grew 43.4%. This RevPAR growth represents 5,050 basis points and 4,920 basis points growth relative to its market and the hotel’s competitors, respectively. We are excited about the outlook for this hotel and we believe that significant upside remains at this property. One of the first initiatives is to convert 40 king rooms to double queen rooms during the third quarter in order to capitalize on the premium pricing of multi-bed hotel rooms in Manhattan.

During 2019, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $135-$145 million in capital expenditures during the year. This estimate is down significantly from what we spent in 2018. We have completed guest room renovations at several hotels including: the Embassy Suites Crystal City, Hyatt Regency Coral Gables, along with a few select service properties. We have also completed a lobby renovation at the Marriott Crystal Gateway. We continue to work on guest room renovations at the Marriott DFW Airport and a number of other hotels. We are continuously identifying opportunities to create value throughout the portfolio. To that end, the first phase of the Renaissance Nashville redevelopment is complete, and the second phase is underway, which will include the build-out of additional meeting space. Furthermore, we have identified accretive opportunities to add additional keys within our portfolio. We will be adding 4 keys at the Hilton Boston Back Bay and have added 2 keys to the Embassy Suites Crystal City and 1 key to the Hyatt Regency Coral Gables.

Throughout 2018, I discussed the impact of renovations on our portfolio. I am now excited to discuss the positive benefit experienced from some of these transformational renovations and how they have positioned us for long-term success. I would like to turn to our largest D.C. area hotel, the Marriott Gateway in Arlington, VA. During the first quarter, we completed the final stages of a major renovation, completing the refurbishment of the remaining portions of the lobby. We also finished painting the exterior of the building and adding pavers and lighting to the driveway and porte-cochere. Despite the ongoing renovation, Hotel EBITDA flow-through during the first quarter was a robust 66%. This major renovation at one of our largest hotels positions us well going forward, especially considering Amazon HQ2’s increased market presence is expected to significantly add to overall room demand in this market.

In addition to our two acquisitions during the first quarter - the Embassy Suites Midtown New York and the Hilton Scotts Valley/Santa Cruz - I wanted to highlight the outstanding performance of our fourth quarter acquisition, the La Posada Santa Fe, which is a hotel in Marriott’s Tribute Portfolio. During the first quarter, our initial quarter of ownership, Comparable RevPAR grew 22.0%, driven by 18.1% occupancy growth. This RevPAR growth represents 1,890 basis-point growth relative to the Santa Fe upscale and above submarket. Through the first five months of ownership, Comparable RevPAR at La Posada Santa Fe has grown 16.1%. We were not only able to realize strong revenue growth, but we also saw a 7.0 percentage point increase in Hotel EBITDA margin, with 51% Hotel EBITDA flow-through. We are excited about the early successes of our recent acquisitions and the future of our portfolio.

That concludes our prepared remarks, and we will now open up the call for Q&A.

Douglas Kessler

Thank you for joining today’s call, and we look forward to speaking with you again next quarter as well as seeing you in New York at NAREIT.

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